Exhibit 10.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment” or this “Amendment”), dated effective as of December 31, 2015, is entered into by and among STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (the “Borrower”), each of the entities listed on the signature pages hereof as guarantors (the “Guarantors”) and COMPASS BANK, N.A., as administrative agent (the “Administrative Agent”) for the lenders to the Credit Agreement referred to below (the “Lenders”) and the Lenders party hereto.

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders entered into that certain Credit Agreement dated as of October 21, 2014 (as may be amended from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed to make available to the Borrower a revolving credit commitment. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement; and

WHEREAS, the Borrower has now asked the Lenders to amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing do so subject to the terms and conditions set forth herein, provided that the Borrower and Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and the Loan Documents;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment. As of the First Amendment Effective Date, the Credit Agreement is amended as follows:

(a) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in its entirety as follows:

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), directly or indirectly, of 40% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by Individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“EBITDA” means, for any period, without duplication, the Consolidated Net Income for such period, plus cash Interest Expense, income tax expense, depreciation, amortization and income attributable to non-controlling interests, in each case for the Borrower and its Subsidiaries on a consolidated basis; provided that the calculation of EBITDA shall exclude the non-cash impairment charge in the amount of $35,900,000 for the fiscal quarter ended September 30, 2015.

(b) Section 5.01 of the Credit Agreement is hereby amended by amending and restating subsection (d) to read as follows:

“(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Government Authority succeeding to any or all of the functions of said Commission, or with national securities agencies (other than immaterial correspondence filed in the ordinary course of business, and comment letters received from the Securities and Exchange Commission or responses thereto), or distributed by the Borrower or any subsidiary thereof to its shareholders generally, as the case may be; provided, that the Borrower shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the Edgar site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Borrower’s website www.stewart.com, and the delivery date therefore shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such website pages, provided further that the Borrower will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof;”

(c) Section 5.02 of the Credit Agreement is hereby amended by amending and restating subsection (c) to read as follows:

“(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Obligor in an aggregate amount exceeding $5,000,000; and”

(d) Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Restricted Payments. None of the Obligors will declare or make, or agree to pay or make, any Restricted Payment, except (a) Restricted Payments to an Obligor; (b) Restricted Payments by the Borrower to any Person other than an Obligor so long as (i) the aggregate amount of such Restricted Payments during any calendar year does not exceed $35,000,000 and (ii) no Default or Event of Default exists at the time such Restricted Payment is made or is created as a result of such Restricted Payment; (c) Restricted Payments by the Borrower under its previously announced share repurchase program, provided that the aggregate amount of such Restricted Payments shall not exceed $60,000,000 from and after the Effective Date; (d) on or prior to December 31, 2018, Restricted Payments by the Borrower to repurchase its outstanding shares of common stock in an amount not to exceed $50,000,000 in the aggregate from and after the First Amendment Effective Date; (e) Restricted Payments by the Borrower in respect of the exchange of Class B common shares into common shares, including payment to the holders of Class B common shares in an amount not to exceed $12,000,000; and (f) any Obligor may make Restricted Payments to Stewart Title Guaranty Company.”

(e) Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Capital Expenditures. The Borrower shall not permit consolidated Capital Expenditures to exceed $25,000,000 in the aggregate in any calendar year; provided, any unused portion of such $25,000,000 allowance that is not used may be carried forward for one (1) year and utilized the following year; provided further, that such carryover shall not be used unless and until the Borrower shall have fully utilized the $25,000,000 allowance for said following year and, if unused in a second year, any such carryover shall not be carried forward any further.”

(f) Exhibit H to Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

2. Conditions Precedent. This Amendment shall become effective on the date on which the following conditions are satisfied (the “First Amendment Effective Date”):

(a) after giving effect to this Amendment, no Default or Event of Default shall exist;

(b) the Administrative Agent (or its counsel) shall have received counterparts of this Amendment, duly executed by the Borrower, each Guarantor and the Lenders constituting at least the Required Lenders; and

(c) all fees and expenses payable to the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) accrued to date and billed shall have been paid in full to the extent invoiced prior to the date hereof, but without prejudice to the later payment of accrued fees and expenses not so invoiced.

3. Ratification. The Borrower and each of the Guarantors hereby ratify all of its Obligations under the Credit Agreement and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party are and shall continue to be in full force and effect as amended and modified by this Amendment. Nothing in this Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of the Lenders created by or contained in any of such documents nor is the Borrower nor any Guarantor released from any covenant, warranty or obligation created by or contained herein or therein.

4. Representations and Warranties. The Borrower and each Guarantor hereby represent and warrant to the Lenders that (a) this Amendment has been duly executed and delivered on behalf of the Borrower and each of the Guarantors, (b) this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and each of the Guarantors in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (c) after giving effect to this Amendment, the representations and warranties made by it in the Credit Agreement and the Loan Documents to which it is a party are true and correct on and as of the date hereof in all material respects as though made as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date in which case they are true and correct as of such earlier date, (d) after giving effect to this Amendment, no Default or Event of Default exists under the Credit Agreement or under any Loan Document, (e) the Persons appearing as Guarantors on the signature pages to this Amendment constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, and (f) the execution, delivery and performance of this Amendment has been duly authorized by the Borrower and each of the Guarantors.

5. Release and Indemnity.

(a) The Borrower and each Guarantor hereby release and forever discharge the Administrative Agent, each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties arising directly or indirectly out of the Loan Documents, or any other documents, instruments or any other transactions relating thereto. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by the Borrower or any Guarantor including any such caused by the actions or negligence of the indemnified party (other than its gross negligence or willful misconduct).

(b) The Borrower and each Guarantor hereby ratify the indemnification provisions contained in the Loan Documents, including, without limitation, Article VIII and Section 10.03(b) of the Credit Agreement, and agree that the Guarantee is in full force and effect after the execution and delivery of this Amendment, and that all losses, claims, damages and expenses related thereto shall be covered by such indemnities.

6. Counterparts. This Amendment may be signed in any number of counterparts, which may be delivered in original, facsimile or electronic form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be construed in accordance with and governed by the Law of the State of New York, without regard to such state’s conflict of laws rules.

8. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER AND LENDER:

COMPASS BANK, N.A.

By:	/s/ Jason Consoli
Name:	Jason Consoli
Title	Senior Vice President

LENDER:

ZB, N.A. DBA AMEGY BANK

By:	/s/ Jeremy A. Newsom
Name:	Jeremy A. Newsom
Title	Executive Vice President

LENDER:

IBERIABANK

By:	/s/ Steven C. Krueger
Name:	Steven C. Krueger
Title	SVP

LENDER:

TEXAS CAPITAL BANK, N.A.

By:	/s/ Kurt A. Goeringer
Name:	Kurt A. Goeringer
Title	Senior Vice President

BORROWER:

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation

By:	/s/ J. Allen Berryman
J. Allen Berryman
Chief Financial Officer

GUARANTORS:

STEWART TITLE COMPANY,
a Texas corporation

By:	/s/ J. Allen Berryman
J. Allen Berryman
Chief Financial Officer

STEWART LENDER SERVICES, INC.,
a Texas corporation

By:	/s/ J. Allen Berryman
J. Allen Berryman
Vice President

Annex I

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that [s]he is a Financial Officer of Stewart Information Services Corporation, a Delaware corporation (the “Borrower”) and that as such [s]he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated October 21, 2014 (together with all amendments or supplements thereto being the “Credit Agreement”), among the Borrower, the Guarantors party thereto and Compass Bank, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)	The representations and warranties of the Borrower and its Subsidiaries contained in Article III of the Credit Agreement and in the other Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and to the best of the undersigned’s knowledge are true and correct in all material respects at and as of the time of delivery, except for such representations and warranties as are by their express terms limited to a specific date.

(b)	Since the later of the last date of the Credit Agreement or the most recent Compliance Certificate, no change has occurred either in any case or in the aggregate, in the business, financial condition or results of operations, of the Borrower or any of its Subsidiaries which would have a Material Adverse Effect.

(c)	The Borrower hereby certifies that no Default has occurred or is continuing or, if a Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto are specified on Exhibit A attached hereto.

(d)	There have been no changes in GAAP or the application thereof since the date of the last audited financial statements delivered pursuant to Section [______] of the Credit Agreement, or if any change has occurred, the effect such change would have on the financial statements accompanying this certificate is set forth on Exhibit A attached hereto.

(e)	Calculations for all financial covenants are set forth in the worksheet attached hereto as Exhibit B.

EXECUTED AND DELIVERED this _____ day of _____________________, 20__.

BORROWER:

STEWART INFORMATION SERVICES CORPORATION

By:
Name:
Title:

EXHIBIT A

DEFAULTS; CHANGES IN GAAP

EXHIBIT B

FINANCIAL COVENANT CALCULATION WORKSHEET

($ in 000’s)

	Pro Forma Calculation	Covenant Requirement
Fixed Charge Coverage Ratio	x	> 1.25 to 1.0
Leverage Ratio	x	< 2.25 to 1.0
Capital Expenditures	x	See Note 1 below.

Fixed Charge Coverage Ratio: calculated as of the fiscal quarter ended _______________, 201_
(i) EBITDA for the four quarter period then ended
to
(ii) the sum of:
(a) scheduled principal payments required to be made on Indebtedness of the Borrower and its Subsidiaries for the four quarter period then ended plus
(b) cash Interest Expense for the four quarter period then ended plus
(c) cash income tax expense for the four quarter period then ended plus
(d) Restricted Payments paid by the Borrower as permitted by Section 6.07(b) for the four quarter period then ended.

Leverage Ratio: calculated as of the fiscal quarter ended _____________, 201__
(i) total Indebtedness (exclusive of Indebtedness under Investment Securities Lines, contingent liabilities related to escrow and 1031 exchange accounts, letters of credit that are fully collateralized and contingent obligations of the Borrower or any of its Subsidiaries as an account party in respect of letters of credit and letters of guaranty)
to
(ii) EBITDA for the four quarter period ended on such date

Capital Expenditures: for the calendar year ended December 31, 20___
(i) the difference of:
(a) expenditures of the Borrower and its Subsidiaries in respect of fixed or capital assets, including the capital portion of the lease payments made in respect of Capital Lease Obligations, in each case which are required to be capitalized on a balance sheet prepared in accordance with GAAP minus
(b) any such expenditures for the repair or replacement of any fixed or capital assets which were destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy.

Notes:

1. [Include for Compliance Certificates delivered with annual financial statements only.] Capital Expenditure Limitation: < (a) $20,000,000 for the calendar year ending December 31, 2014, (b) $20,000,000 for the calendar year ending December 31, 2015 and (c) $25,000,000, for the calendar year ending December 31, 2016 and each calendar year thereafter, plus any unused amounts from the immediately preceding calendar year after utilizing the allowance for such calendar year.